Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑1 (File No. 333‑215112, 333‑216053, 333‑216841, 333‑221010, 333‑221716, 333‑229102, 333‑235658, 333‑235385, 333-236050, 333-237911, 333-238811, 333-230142 and 333-241454), Form S‑3 (File No. 333‑256797) and Form S‑8 (File No. 333‑183924, 333‑183925, 333‑188935, 333‑190499, 333‑194642, 333‑202904, 333‑210215, 333‑218464, 333‑223879, 333‑233152, 333-238276, 333-254708 and 333-256432) of Nuwellis, Inc. of our report dated March 3, 2022, relating to the consolidated financial statements, which report expresses an unqualified opinion on the consolidated financial statements for the year ended December 31, 2021, appearing herein.

/s/ Baker Tilly US, LLP
Minneapolis, Minnesota
March 3, 2022